Exhibit 99.1

	CONTACT:	Michael W. Collier
NEWS RELEASE		Vice President, Investor Relations Willbros USA, Inc. (713) 403-8016

FOR IMMEDIATE RELEASE	Connie Dever Director, Strategic Planning Willbros USA, Inc (713) 403-8035

WILLBROS ANNOUNCES THIRD QUARTER EARNINGS
OF $0.46 PER DILUTED SHARE FROM CONTINUING OPERATIONS

•	Company reports another profitable quarter.
•	Continuing operations third quarter 2008 net income of $19.1 million compares to net income of $10.3 million for third quarter 2007.
•	Third quarter 2008 EBITDA(1) of $40.0 million from continuing operations.
•	Strong cash position and balance sheet.

HOUSTON, TX— November 5, 2008— Willbros Group, Inc. (NYSE: WG) today reported its results for the third quarter of 2008. On revenue of $490.7 million, net income from continuing operations for the third quarter of 2008 was $19.1 million, or $0.46 per diluted share, as compared to net income of $10.3 million, or $0.32 per diluted share, in 2007. Including discontinued operations, Willbros reported third quarter 2008 net income of $20.3 million, or $0.49 per diluted share, compared to net income of $1.1 million, or $0.06 per diluted share from third quarter 2007. Third quarter 2008 revenue from continuing operations of $490.7 million was nearly twice the $246.7 million reported in third quarter 2007. The increase was attributed to additional U.S. large diameter pipeline construction capacity, relative to 2007, and from the addition of the Downstream services unit, InServ, which was acquired late in 2007.

Randy Harl, President and Chief Executive Officer, commented, “Our third quarter 2008 results reflect the predictability and consistency of our business model, which generates a larger portion of revenue from recurring services than before. We continue to shift our business from being primarily a construction company to a company that provides more services. Our model benefits from the recurring maintenance spend and life cycle improvements necessary to maintain and operate complex hydrocarbon transportation and refining facilities.
“Although we are not immune to the current financial and economic events, we are well positioned with our service offerings and geographic presence to take advantage of our markets:

•
Our U.S. mainline pipeline and facilities construction businesses are well positioned to take advantage of the development of new sources of natural gas supply which require new infrastructure to monetize these investments. These new sources of supply include the new shale plays such as Haynesville, Fayetteville, Marcellus and others.

•	We are positioned to build the take away pipelines from the massive investments in the Canadian oil sands.

•	Our maintenance and fabrication businesses are service offerings to the Canadian oil sands that are required to operate the facilities, regardless of the financial environment at any point in time.

•	Our diversified Downstream services offering is focused on maintenance and life extension to the process industries which can be robust in any business environment.

•	Our EPC offering is unique to our space and allows us to earn more revenue per engineer and to qualify for larger projects, leveraging more revenue and earnings opportunities for our business.

•	Our past experience and brand name provides access to international markets.

•
And finally, we have turned around the financial condition of the Company and this, together with our strong balance sheet and operating cash flow, should allow us to effectively operate our business and to take advantage of the opportunities that always come during a period of change like we are currently experiencing.”

Third Quarter 2008 Segment Results From Continuing Operations

The Company reported that operating income in third quarter 2008 was $28.7 million compared to $18.7 million in the third quarter of 2007.

The Upstream Oil & Gas segment reported $342.1 million in revenue, compared to $196.6 million for the same period in 2007. Third quarter 2008 operating income was $17.0 million, compared to $13.4 million in the third quarter of 2007. The increase is attributed to greater capacity relative to the same period in 2007, despite some delay in ramping up utilization of resources on the Midcontinent Express project. Results also benefited from lower exposure to project cost escalations due to the high percentage of cost reimbursable contracts.

The Downstream Oil & Gas segment reported $86.2 million in revenue and operating income of $4.7 million in the third quarter of 2008. Our downstream business experienced some weakness in demand for maintenance and turnaround activity due to deferrals into the fourth quarter of 2008 and first quarter of 2009 of work previously expected to be performed in the third quarter. The outlook for our Downstream segment remains strong for the specialty services we provide.

The Engineering segment reported $62.3 million in revenue, compared to $50.2 million from third quarter 2007. Third quarter 2008 operating income was $7.0 million, compared to $3.3 million in the third quarter of 2007. The Company had expected awards of significant engineering, procurement and construction projects, (“EPC”) that would have increased its backlog during the third and fourth quarters of this year. It now appears these projects have been delayed as a result of the current financial climate. This situation coincides with the completion of some very large EPC projects in 2008. EPC, although a differentiator for Willbros’ business, is more susceptible to the current financial crisis due to the longer development cycle as compared to discrete services.

EBITDA(1) from third quarter 2008 was $40.0 million, an improvement of $17.1 million over third quarter 2007.
General and Administrative costs were $29.1 million, or 5.9 percent of revenue, as compared to $17.8 million, or 7.2 percent of revenue in the third quarter of 2007.

Third Quarter 2008 Results From Discontinued Operations

The Company reported net income from discontinued operations of $1.2 million, or $0.03 per basic and diluted share, compared to a loss of $9.1 million or $0.32 per basic share and $0.26 per diluted share in third quarter of 2007.

Backlog(2)

At September 30, 2008, Willbros reported backlog(2) of approximately $1.0 billion compared to $1.3 billion at December 31, 2007. New bookings during the third quarter 2008 improved visibility for our U.S. pipeline construction unit into third quarter 2009. Management now believes, with the more uncertain business environment, that a more normal pattern of work awards will prevail, with a shorter lead time from booking to the generation of revenue in our U.S. large diameter pipeline construction unit. Also, as our model continues to shift to more service oriented revenue, we expect the lead time between project award and recognition of revenue to decrease. At September 30, 2008, approximately 88 percent of contract backlog was cost reimbursable.

Guidance

Willbros revised its guidance for 2008 annual revenue to be approximately $1.9 billion; and for annual G&A to be approximately 6 percent of revenue. For annual EPS the Company revised its guidance from a range of $1.75 to $2.00 to a range of $1.85 to $1.95 per diluted share based on an average share count of approximately 43.8 million shares. Guidance for the expected tax rate for 2008 was revised from 42 percent to 38.5 percent. The Company cited the delayed start on the Midcontinent Express project, which led to more reimbursed stand-by time, shifting some revenue anticipated in the fourth quarter into early 2009.

CONFERENCE CALL

In conjunction with the release, Willbros has scheduled a conference call, which will be broadcast live over the Internet on Thursday, November 6, 2008 at 9:00 a.m. Eastern Time (8:00 a.m. Central).

What:	Willbros Group, Inc. Third Quarter 2008 Earnings Conference Call

When:	Thursday, November 6, 2008 - 9:00 a.m. Eastern Time

Where:	Live via phone by dialing 866-550-6338 or 347-284-6930, passcode 2684010, and asking for the Willbros call at least 10 minutes prior to the start time

Where:	Live over the Internet by logging onto www.willbros.com on the home page under Events.

A telephonic replay of the conference call will be available through November 20, 2008 and may be accessed by calling 888-203-1112 or 719-457-0820 and using the passcode 2684010. Also, an archive of the webcast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros Group, Inc. is an independent contractor serving the oil, gas, power, refining and petrochemical industries, providing engineering, construction, turnaround, maintenance, life cycle extension services and facilities development and operations services to industry and government entities worldwide. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including those discussed above and such things as the potential for additional investigations; the disruptions to the global credit markets; the possible losses arising from the discontinuation of operations and the sale of the Nigeria assets; fines and penalties by government agencies; the identification of one or more other issues that require restatement of one or more prior period financial statements; the existence of material weaknesses in internal controls over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company's loan agreements and indentures; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand, the amount and location of planned pipelines, the refinery crack spread and planned refinery outages and upgrades, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas, power, refining and petrochemical industries; changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

TABLE TO FOLLOW

WILLBROS GROUP, INC.
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Statement of Operations Data
Contract revenue
Upstream O&G	$342,064	$196,554	$982,836	$482,104
Downstream O&G	86,249	-	278,995	-
Engineering	62,338	50,162	188,171	128,064
	490,651	246,716	1,450,002	610,168
Operating expenses
Upstream O&G	325,036	183,121	925,044	475,743
Downstream O&G	81,526	-	260,223	-
Engineering	55,354	46,873	165,180	118,565
Government fines	-	(2,000)	-	22,000
	461,916	227,994	1,350,447	616,308
Operating income (loss)
Upstream O&G	17,028	13,433	57,792	6,361
Downstream O&G	4,723	-	18,772	-
Engineering	6,984	3,289	22,991	9,499
Government fines	-	2,000	-	(22,000)
Operating income (loss)	28,735	18,722	99,555	(6,140)

Other income (expense):
Interest - net	(1,685)	(1,042)	(5,079)	(2,119)
Other - net	58	(1,327)	204	(2,019)
Loss on early extinguishment of debt	-	-	-	(15,375)
	(1,627)	(2,369)	(4,875)	(19,513)
Income (loss) before income taxes	27,108	16,353	94,680	(25,653)
Provision for income taxes	8,057	6,081	36,450	7,793
Income (loss) from continuing operations	19,051	10,272	58,230	(33,446)
Income (loss) from discontinued operations	1,219	(9,126)	3,042	(21,494)
Net income (loss)	$20,270	$1,146	$61,272	$(54,940)

Basic income (loss) per share
Continuing operations	$0.50	$0.36	$1.52	$(1.22)
Discontinued operations	0.03	(0.32)	0.08	(0.78)
	$0.53	$0.04	$1.60	$(2.00)
Diluted income (loss) per share
Continuing operations	$0.46	$0.32	$1.41	$(1.22)
Discontinued operations	0.03	(0.26)	0.07	(0.78)
	$0.49	$0.06	$1.48	$(2.00)
Cash Flow Data
Continuing operations:
Cash provided by (used in):
Operating activities	$36,305	$(28,635)	$96,494	$(22,629)
Investing activities	(14,356)	(35,925)	(23,943)	66,952
Financing activities	(14,619)	(6,353)	(40,917)	(28,445)
Foreign exchange effects	74	2,661	(499)	2,208
Discontinued operations	939	19,199	3,531	2,980

Other Data (Continuing Operations)
Weighted average shares outstanding:
Basic	38,314	28,805	38,237	27,422
Diluted	43,803	34,844	43,864	27,422
EBITDA (1)	$39,994	$22,852	$133,747	$(10,311)
Capital expenditures	25,078	12,561	45,672	23,397

Reconciliation of Non-GAAP Financial Measure

EBITDA (1)
Net income (loss), continuing operations	$19,051	$10,272	$58,230	$(33,446)
Interest - net	1,685	1,042	5,079	2,119
Income taxes	8,057	6,081	36,450	7,793
Depreciation and amortization	11,201	5,457	33,988	13,223
EBITDA (1)	$39,994	$22,852	$133,747	$(10,311)

Balance Sheet Data	9/30/2008	6/30/2008	3/31/2008	12/31/2007
Cash and cash equivalents	$127,552	$119,209	$115,609	$92,886
Working capital	263,055	237,960	219,090	201,348
Total assets	871,022	842,447	871,305	779,413
Total debt	145,245	159,700	166,090	152,346
Stockholders' equity	466,405	447,057	423,460	396,101

Backlog Data (2)
By Reporting Segment:
Upstream O&G	$795,103	$975,443	$808,027	$941,301
Downstream O&G	178,249	212,378	233,920	199,646
Engineering	65,092	112,214	119,548	164,494
	$1,038,444	$1,300,035	$1,161,495	$1,305,441
By Geographic Area:
North America	$984,564	$1,221,019	$1,079,722	$1,229,878
Middle East	53,880	79,016	81,773	75,563
	$1,038,444	$1,300,035	$1,161,495	$1,305,441

(1)
EBITDA is earnings before net interest, income taxes and depreciation and amortization. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies. The Company believes EBITDA is a useful measure of evaluating its financial performance because of its focus on the Company’s results from operations before net interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net income is included in the exhibit to this release.

(2)	Backlog is anticipated contract revenue from projects for which award is either in hand or reasonably assured.

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